Exhibit 99(j)



           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated October 30, 2015 relating to the financial statements of The AB Pooling Portfolios - AB High-Yield Portfolio for the fiscal year ended August 31, 2015, which is incorporated by reference in this Post-Effective Amendment No. 149 to the Registration Statement (Form N-1A No. 2-48227) of AB Bond Fund, Inc.



                                                           /s/ ERNST & YOUNG LLP


New York, New York
May 26, 2016